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                [LETTERHEAD OF HELLER EHRMAN WHITE & McAULIFFE]


                                                                     EXHIBIT 5.1


                                 April 30, 1997


MIDCOM Communication Inc.
1111 Third Avenue
Seattle, Washington  98101

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         This opinion is furnished to MIDCOM Communications Inc., a Washington corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed public offer and sale by certain shareholders of the Company (the "Selling Shareholders") of up to 1,652,212 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock").

         We have based our opinion expressed herein and have relied upon our review of the following records, documents, instruments and certificates:

         (a) the Amended and Restated Articles of Incorporation of the Company certified by the Secretary of State of Washington as of April 9, 1997, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

         (b) the Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

         (c) records certified to us by an officer of the Company as constituting all records of proceedings and actions of the board of directors and the shareholders of the Company and any committees of the board of directors relating to the issuance of the Shares; and

         (d) a certificate of an officer of the Company regarding receipt of full payment for all Shares.

         In connection with the opinion expressed herein, we have, with your consent, assumed the genuineness of all signatures, the legal capacity of all natural persons, the completeness and the authenticity of all records, documents, instruments and certificates submitted to us as originals, and the exact conformity with the executed originals of all documents, records, instruments and certificates submitted to us as copies.

         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion letter, and subject to the assumptions and qualifications expressed herein, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

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MIDCOM Communications Inc.
April 30, 1997
Page 2


        The opinion expressed herein as to the fully paid status of the Shares is based solely on the representations set forth in the certificate identified in item (d) above to the effect that the Company received in full the consideration specified in resolutions authorizing the issuance of the Shares.

         The opinion expressed herein is limited to the federal laws of the United States of America and the laws of the State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction or as to the enforceability or validity of a document or agreement if a court would apply laws other than the laws of the State of Washington to govern and construe such document or agreement. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

         We expressly disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

         We hereby authorize and consent to the use of this opinion as Exhibit
5.1 to the Registration Statement.

                                       Very truly yours,

                                       HELLER EHRMAN WHITE & McAULIFFE

                                       /s/ HELLER EHRMAN WHITE & McAULIFFE